EXHIBIT 10.6
EMPLOYEE AGREEMENT

This Employee Agreement (“Agreement”) is made by and between Analysts International Corporation (“Analysts International” or the “Company”) with headquarters at 3601 W. 76th Street, Minneapolis, Minnesota 55435 and Brittany McKinney (“SMT”).
RECITALS

WHEREAS, SMT is an existing employee of the Company who, under this Agreement,  will receive new and valuable consideration in the form of, among other things, the opportunity to receive incentive compensation, severance benefits if terminated without cause; and

WHEREAS, the Company desires to retain SMT as an at-will employee of the Company in accordance with and subject to the conditions of this Agreement, and SMT desires to be so employed, understanding that the terms and conditions of this Agreement will completely replace all prior understandings and agreements with the Company with respect to her employment.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and SMT, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Terms of Employment

1.1	Effective Date. This Agreement is effective as of June 23, 2008 (the “Effective Date”).

1.2
Position.  In accordance with and subject to the terms of this Agreement, the Company will continue to employ SMT in the capacity of Vice President, Planning and Operations; provided, however, the Company shall have the right to modify or change the position, duties, responsibilities or title of SMT in any respect, so long as the SMT shall continue to be employed in a senior managerial capacity.

1.3
Best Efforts.  During SMT’s employment by the Company, SMT agrees to devote her full time and best efforts to the interests of the Company and to refrain from engaging in other employment or in any activities that may be in conflict with the best interests of the Company.  SMT agrees to use her best efforts to promote the interests of the Company, and perform faithfully and efficiently the responsibilities assigned to him in accordance with this Agreement.  SMT agrees not to render services to anyone other than the Company (or its subsidiaries) for compensation as an employee, consultant or otherwise during the term of this Agreement.

1.4
Personal Activities.  The provisions of Sections 1.2 and 1.3 of this Agreement will not be deemed to prohibit SMT from devoting reasonable time to personal matters, provided that such personal activities do not interfere with SMT’s primary duties to the Company.

1.5
At-Will Employment.  Both the Company and SMT are cognizant that personnel changes are sometimes initiated by employees and management alike.  In this regard, it is expressly understood that SMT’s employment at Analysts International is at-will and will continue only so long as it is mutually agreeable both to SMT and to the Company.  Either SMT or the Company may terminate employment at any time and for any reason, with or without cause.  SMT will endeavor to provide (but, due to the “at-will” nature of the employment relationship created under this Agreement, is not obligated to provide) ten (10) days’ advance notice to the Company before she terminates the employment relationship.  Such notice would help the Company maintain continuity in its operations and avoid damage caused by disruption, and, further, would help the Company to protect its business interests, preserve customer goodwill and facilitate the transfer of information.  SMT agrees to inform any new employer, prior to accepting employment, of the existence of this Agreement and to provide such employer a copy of this Agreement.

1.6
Employee Handbook – Not an Offer of Employment or an Implied Contract of Employment.  From time to time the Company may prepare and make available to its employees an employee handbook.  The sole purpose of any such employee handbook is to communicate general statements of policy to employees.  Consequently, under no circumstance is any such handbook intended to constitute an offer of an employment contract or an implied contract of employment.  Despite any provision of such an employee handbook, employment with the Company remains at-will at all times.  The Company reserves the right, in its sole discretion, from time to time and with or without notice, to interpret, discontinue, modify, amend or replace any such employee handbook and the guidelines stated therein.

2.	Compensation and Benefits

2.1
Salary.  For all services rendered by SMT pursuant to this Agreement, the Company will pay SMT a base salary which, on an annualized basis, equals $175,000.00 (“Base Compensation”).  Payment will occur at regular payroll intervals in accordance with the Company’s standard payroll practices and will be subject to normal withholdings.

2.2
Incentive Compensation.  In addition to SMT’s Base Compensation, SMT will be eligible to earn additional cash incentive compensation in accordance with the terms of the Annual Management Incentive Plan set forth in Exhibit A attached hereto and made a part hereof.

2.3
Fringe Benefits.  SMT will be entitled to participate in the Company’s standard benefit programs, on the same terms as other similarly situated senior managers of the Company.  Notwithstanding the foregoing, the Company will also provide SMT the following:

2.3.1
Paid Time Off.  SMT shall be entitled to paid time off at her discretion and as business conditions warrant.  If necessary due to business conditions of the Company, SMT agrees to obtain concurrence from the CEO or her manager, as applicable, prior to taking the paid time off.

2.3.2
Business Expenses.  SMT will be entitled to reimbursement of all reasonable, business-related travel and other expenses incurred by SMT in the ordinary course of business on behalf of the Company, so long as such expenses are incurred, documented and authorized pursuant to the Company’s expense reimbursement policies.

2.4
Stock Options.  On or about June 27, 2008, Executive will be granted options to purchase 100,000 shares of the Company’s common stock with one-quarter being vested immediately and the remainder vesting on the anniversary date hereof in even increments over three years from the date of the grant.

The Company may issue such options from the plans as it deems appropriate but to the extent possible shall issue the options as incentive stock options if such options qualify as incentive stock options as defined in Internal Revenue Code Section 422.  The stock option agreement shall provide that in the event of a Change of Control on or after the effective date of this Agreement, any options remaining unvested at the time of the Change of Control shall vest immediately.  For purposes of this Section 2.4, “Change of Control” shall have the same meaning as set forth in Exhibit B.  In order to qualify for this grant of options, and in order for said grant to become effective, Executive must first sign an option agreement or agreements containing the terms for the options outlined herein and such other terms and conditions required of similarly situated executives by the Company as determined by the Board or the compensation committee of the Board in its or their sole discretion.  The form of such agreement is attached hereto as Exhibit C and incorporated herein by reference.

2.5
Deferred Compensation Plan.  Executive will be entitled to participate in the Company’s deferred compensation plan (known as the “Restated Special Executive Retirement Plan” or “Restated SERP”) at a participation rate of 5% of Base Compensation.  Deferred compensation covered by the Company’s deferred compensation plan (Restated SERP) will be treated and distributed in accordance with terms and conditions of the Restated SERP as the same may be in effect or modified from time to time.

3.	Location

SMT will provide her services in the Edina, Minnesota geographical area.  Notwithstanding the foregoing, the parties recognize and acknowledge that SMT may be required to spend considerable business time in locations other than the Edina, Minnesota  geographical area.

4.	Change of Control Obligations

4.1
Change of Control Obligations.  In the event of a change in control in the ownership of the Company, the Company’s and SMT’s obligations, and SMT’s benefits, shall be governed by the Change of Control Agreement attached hereto as Exhibit B.  Notwithstanding the foregoing, in the event of a change in control (as the term “Change of Control” is defined in Exhibit B), SMT shall have the additional right at the six (6) month anniversary date after the Change of Control to resign and receive the Severance specified in Section 5.5 hereof, provided that SMT signs all appropriate paperwork, including providing a full a release of all claims to the Company in a form acceptable to the Company.  To exercise this right to resign and receive severance, SMT must give written notice of intent to resign no sooner than four (4) months after a Change of Control, and no later than five (5) months after a Change of Control.

4.2
For the avoidance of doubt, SMT acknowledges and agrees that the total amount of severance payments payable to SMT upon any Change of Control shall not exceed 100% of her annual Base Compensation at the time of the Change of Control.

4.3
Notwithstanding anything to the contrary, to the extent that SMT is a “key employee” pursuant to the provisions of Section 409A of the Internal Revenue Code as of the date that any severance benefits or other deferred compensation becomes payable to the SMT hereunder, and such severance benefits are required to be delayed until the date six months following SMT’s termination of employment in order to avoid additional tax under Section 409A of the Code, payment and provision of such severance benefits or other deferred compensation shall be delayed until the date six months after SMT’s termination of employment.

5.	Termination of Employment by the Company

5.1
At-Will Employment.  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, SMT’s employment is “at-will” and such employment may be terminated by the Company at any time, with or without Cause (as hereinafter defined).

5.2
Termination of Employment For Cause or Inability to Perform.  The Company will have the right to terminate SMT’s employment at any time for Cause and in such case no Severance (as hereinafter defined) will be due or payable.  Likewise, if the Company terminates SMT’s employment for Inability to Perform, the Company will have no further obligation or liability of any kind to SMT, except for offering continuation of benefits as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the regulations promulgated thereunder.

5.3	Termination of Employment by the Company Without Cause. If the Company terminates SMT’s employment without Cause, SMT will receive Severance as hereinafter defined.

5.4	Definitions.

5.4.1	For purposes of this Agreement, “Cause” shall mean:

(a)           SMT’s failure or neglect, or refusal to perform, the duties and responsibilities of SMT’s position and/or the direction of the CEO;

(b)           The commission by SMT of any wrongful act that has the effect of injuring the reputation, business or performance of the Company;

(c)           SMT’s conviction of, or SMT’s guilty or nolo contendere plea with respect to, any crime punishable as a felony;

(d)           SMT’s conviction of, or SMT’s guilty or nolo contendere plea with respect to, any crime involving moral turpitude; or

(e)           Any bar against SMT from serving as a director, officer or executive of any firm the securities of which are publicly traded.

5.4.2
For purposes of this Agreement, the Company will have the right to terminate SMT’s employment upon the occurrence of any of the following events (“Inability to Perform”): (a) SMT becomes unable to perform the essential functions of SMT’s position for a period of at least ninety (90) days to the extent that, in the determination of the Company, she is no longer able to report to work and to carry on her duties on behalf of the Company; or (b) SMT dies.

5.5
For purposes of this Agreement, “Severance” shall mean twelve (12) months of Base Compensation.  To qualify for payment of any Severance, SMT must sign all appropriate paperwork, including a full release of all claims to the Company, in a form acceptable to the Company.  In such case, the Company will also reimburse SMT for medical insurance premium payments made under COBRA, for a period of up to six (6) months following the date of termination, provided that the Company receives sufficient evidence of proof of such payments during the COBRA period.  If SMT does not sign all such paperwork, including a full release of all claims to the Company in a form acceptable to the Company, she will not be entitled to Severance and no Severance will be payable.

6.	Termination of Employment by SMT

6.1
At-Will Employment.  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, SMT’s employment is “at-will” and SMT may terminate such employment at any time, for any reason or for no reason.

6.2
Notice.  SMT will endeavor to provide (but, due to the “at-will” nature of the employment relationship created under this Agreement, is not obligated to provide) ten (10) days’ advance notice to the Company before she terminates the employment relationship.

6.3
Resignation.  If SMT terminates her employment, except as may otherwise be expressly provided herein, the Company shall have no further obligation or liability to SMT of any kind, except for offering continuation of benefits as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the regulations promulgated thereunder.

7.	Intellectual Property Rights

7.1
Non-Infringement.  SMT agrees that all original work products created or produced by SMT during the course of her employment with the Company will be SMT’s work and will not infringe upon or violate any patent, copyright, trade secret, contractual or other proprietary right of any third party.

7.2
Disclosure.  SMT agrees to disclose and describe to the Company, on a timely basis, all works of authorship, inventions and all other intellectual property that SMT may solely or jointly discover, conceive, create, develop, produce or reduce to practice while employed by the Company (“Company Inventions”).

7.3
Assignment.  SMT hereby assigns and agrees to assign to the Company, or its designee, SMT’s entire right, title, and interest in and to all Company Inventions.  SMT represents that the Company’s rights in all such Company Inventions will be free and clear of any encumbrances, liens, claims, judgments, causes of action or other legal rights or impediments.

7.4
Independent Development.  SMT is hereby notified that the foregoing agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the Company (or its Clients) or (b) to the Company’s (or its Clients’) actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company or its Clients.  For purposes of this Section 7.4, the term “Client” shall have the same meaning as set forth in Section 12.2 of this Agreement.

7.5
Works for Hire.  SMT acknowledges and agrees that all original works of authorship which are made by SMT (solely or jointly with others) within the scope of her employment and which are protectable by copyrights, are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and that, as such, all rights comprising copyright under the United States Copyright laws will vest solely and exclusively in her employer, the Company.  SMT hereby irrevocably and unconditionally waives all so-called moral rights that may vest in SMT (whether before, on or after the date hereof) in connection with SMT’s authorship of any copyright works in the course of her employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right of integrity (i.e., not to have any such works subjected to derogatory treatment), and SMT agrees never to assert any such moral rights with respect to any Company Invention.

7.6
Enforcement; Cooperation.  SMT agrees to perform, during and after her employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its sole expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions hereby assigned to the Company.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

7.7
Attorney in Fact.  In the event that the Company is unable for any reason, whether during or after SMT’s employment by the Company, to secure SMT’s signature to any document required or desirable to apply for or execute any patent, design rights, registered designs, trademarks, copyright, maskwork or other applications with respect to any Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), SMT hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as SMT’s agents and attorneys-in-fact to act for and on her behalf and instead of SMT, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by SMT.

8.	Confidentiality

8.1
Confidential Nature of Relationship.  SMT acknowledges that her employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During the course of her employment with the Company, the Company agrees to provide SMT with access to Confidential Information.  SMT expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to SMT by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform SMT’s employment duties for the Company.  SMT will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If SMT becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, SMT will promptly and fully advise the Company of all facts known to SMT concerning such unauthorized use or disclosure.

8.2
Definition.  “Confidential Information” means all commercially sensitive information and data of a confidential nature, in their broadest context, originated by, on behalf of or within the knowledge or possession of the Company or its clients (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and information and data conceived, discovered or developed in whole or in part by SMT while employed by the Company. Confidential Information also includes information of a confidential nature relating to the Company’s clients, prospective clients, strategic business relationships, business opportunities, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development, systems, techniques, finances, accounting, purchasing and business plans.

8.3
Exclusions.  Confidential Information does not include information which: (A) is generic; (B) is or becomes part of the public domain through no act or omission of SMT; (C) was in SMT’s lawful possession prior to the disclosure and was not obtained by SMT in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (D) is lawfully disclosed to SMT by a third party without restriction on disclosure; or (E) is independently developed by SMT using her own resources, entirely on her own time, and without the use of any Confidential Information.

8.4
Protected Health Information.  If during the course of her employment with the Company, SMT receives any “protected health information,” as that term is defined in 45 CFR, Part 164, Subpart E (“Privacy of Individually Identifiable Health Information”): (A) SMT agrees to maintain all such information in strict confidence with the Health Insurance Portability and Accountability Act of 1996 (HIPAA); (B) SMT agrees that she will make no use whatsoever of any such information except as required to perform SMT’s employment duties; and (C) SMT agrees that she will never record, store, file or otherwise maintain, in any computer or other storage device owned by the Company or by SMT, any third-party “protected health information.” SMT agrees to alert the Company promptly if she becomes aware of any misuse or unauthorized disclosure of any such information.

8.5	Additional Confidentiality Agreements. SMT agrees to execute such additional non-disclosure and confidentiality agreements as the Company or its clients may from time to time request.

9.	Use of Confidential or Material Non-Public Information; Codes of Conduct

9.1
Confidential or Material, Non-Public Information.  SMT acknowledges that she is prohibited from using or sharing any Confidential Information for personal gain or advantage (in securities transactions or otherwise), or for the personal gain or advantage of anyone with whom SMT improperly shares such information.  Specifically as to material, non-public information of the Company, SMT agrees to comply strictly with the Company’s insider trading policy in effect at the commencement of this Agreement and as such policy may be amended from time to time.

9.2
Codes of Conduct.  SMT agrees to carefully review, sign and fully comply with any Code of Conduct (or similar policy) of the Company either having general applicability to its employees or specifically to SMT.

10.	Restrictions against Solicitation; Non-Interference

During her employment by the Company and for a period of twelve (12) months after termination of such employment for any reason, SMT agrees that she will not engage in the following conduct:

10.1
Restrictions against Solicitation.  SMT will not, directly or indirectly, hire or initiate any solicitation or recruitment effort for the purpose of attempting to hire any employee or independent contractor of the Company or to induce any employee or independent contractor of the Company to end her relationship with the Company.  With respect to job candidates with or about whom SMT, while employed by the Company, had actual contact or knowledge, SMT will not, directly or indirectly, initiate any solicitation or recruitment effort for the purpose of attempting to hire any such candidate for or on behalf of her new employer or any company in which SMT owns, directly or indirectly, an interest.

10.2	Non-Interference. SMT will not, directly or indirectly, disrupt, damage, impair, impede or interfere with the contractual relationship between the Company and any of its clients.

11.	Restrictions Against Competition

11.1
Restricted Period.  During her employment by the Company and for a period of twelve (12) months after termination of such employment for any reason, SMT agrees not to engage in any Competitive Acts with any entity that was a client or prospective client of the Company within the prior 24 months prior to termination of SMT’s employment.

11.2	Definitions. For purposes of this Section 9, the following terms shall be defined as follows.

(a)           “Competitive Acts” means soliciting, selling, marketing, brokering, providing or managing any consulting services within the United States that compete with the Company or are similar in kind or nature to the services provided or offered by the Company (“Services”), whether directly as an employee of a Client or indirectly as an employee, subcontractor, partner or owner of a Competitor.

(b)           “Client” means: (A) any Company client about whom SMT possessed or knew Confidential Information at any time during the two years prior to SMT’s termination of employment with the Company; or (B) any Company client or prospective client to whom SMT solicited, proposed, marketed or sold Services at any time during the previous two years of SMT’s employment with the Company; (C) any third party having a written partnership, alliance or teaming agreement or similar strategic business relationship with the Company, about which SMT received Confidential Information at any time during the previous two years of SMT’s employment with the Company.

(c)           “Competitor” means any third party offering technical consulting services within the United States that competes with the Company or is similar in kind or nature to the Services provided by the Company.

12.	Reasonableness of Restrictions: Representations of SMT; Extension of Restrictions; Enforcement

12.1
Reasonableness of Restrictions.  SMT acknowledges that the restrictions set forth in this Agreement are reasonable in terms of both the Company’s need to protect its legitimate business interests and SMT’s ability to pursue alternative employment opportunities in the event her employment with the Company terminates.

12.2
Representations of SMT.  SMT represents that her performance of all the terms of this Employee Agreement and her performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by SMT prior to her employment with the Company.  SMT will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer of SMT or others.  SMT is not a party to any other agreement or understanding that would interfere with her full compliance with this Agreement.  SMT agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.3
Extension of Restrictions.  The period of all restrictions under this Agreement will automatically be extended by a period equal in length to any period in which SMT violates her obligations under this Agreement.

12.4
Enforcement.  In addition to any other relief or remedies afforded by law or in equity, if SMT breaches Sections 10 or 11 of this Agreement, SMT agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  SMT recognizes and hereby admits that irreparable damage will result to the Company if she violates or threatens to violate the terms of Sections 10 or 11 of this Agreement.  This Section 12.4 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against SMT for breach of Sections 10 or 11 of this Agreement.

13.	Return of Property; Exit Interview

13.1
Return of Property.  Upon any termination of her employment with the Company, SMT agrees to promptly return to the Company: (A) all materials of any kind in SMT’s possession (or under SMT’s control) incorporating Confidential Information or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by SMT); and (B) all Company property in SMT’s possession, including (but not limited to) computers, cellular telephones, pagers, personal digital assistants (PDA’s), credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

13.2
Exit Interview.  Upon any termination of her employment with the Company and upon request, SMT agrees to participate in an exit interview conducted by designated personnel and to provide a signed statement that all Company materials and property have been returned to the Company.

14.	Assignment

This Agreement sets forth personal obligations of SMT which may not be transferred, assigned or delegated by SMT.  The Company may assign this Agreement to any successor or affiliate without prior notice and without SMT’s consent.

15.	Non- Disparagement

During any period of time during which this Agreement is in effect, and for not less than twelve (12) months thereafter, SMT agrees not to engage in any form of conduct or make any statements or representations that disparage, characterize in demeaning manner or question the Company’s business practices, products, advice, quality of employees and staff, or otherwise harm the public reputation or good will of the Company, its employees or management.

16.	Indemnity; Cooperation in Legal Actions

16.1
Indemnity.  The Company will indemnify SMT against any claims arising from or related to her good faith performance of her duties and obligations hereunder to the extent required by the Company’s By-laws and the Minnesota Business Corporation Act.

16.2
Cooperation in Legal Actions.  SMT agrees to provide all such assistance to the Company, at the Company’s expense, as may be reasonably requested by the Company or its attorneys in connection with the litigation of any action, suit, claim, or proceeding involving the Company, whether not pending or yet to be commenced, which arises out of or is related to any matters in which SMT was involved or for which she was responsible during the term of her employment with the Company.

17.	Survival

The rights and obligations set forth in Sections 7 through (and including) 15 shall survive the termination or expiration of this Agreement.  Such provisions of this Agreement shall survive termination of SMT’s employment regardless of whether SMT resigns or is involuntarily discharged.

18.	Miscellaneous

18.1
Headings; Construction.  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

18.2
Benefit.  Subject to Section 14, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.3
Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

18.4
Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.	Entire Agreement; Amendment

19.1
Entire Agreement.  Both SMT and the Company agree that this Agreement and the exhibits attached to this Agreement constitute the entire and complete agreement between them with respect to the subject matter hereof.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Accordingly, this Agreement (together with the exhibits attached to this Agreement) expressly supersedes any and all prior oral and written agreements, representations and promises between the parties relating to SMT’s employment with the Company.

19.2
Amendment.  This Agreement may be amended or modified only with the written consent of both SMT and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

20.	Notices

Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to SMT, the notice shall be delivered or mailed to SMT at the address most recently communicated in writing by SMT to the Company, or if addressed to the company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the CEO of the Company.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

21.	Governing Law; Disputes

This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents.  The undersigned irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action; provided, however, that the arbitration provisions in Exhibit B shall apply to and govern the respective obligations of the parties with respect to any dispute based on, arising under or related to the “Change of Control Agreement” attached hereto as under Exhibit B, but only as to such exhibit.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Analysts International Corporation	Brittany McKinney
By:______________________________ Title: ___________________________ Date signed:______________________	____________________________________ Date signed: _________________________